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                                                                     Exhibit 1.1

         KONGZHONG CORPORATION APPOINTS QINGYUAN (MIKE) FANG TO BE VICE
                             PRESIDENT OF MARKETING

Beijing, China, May 16, 2006 - KongZhong Corporation (NASDAQ: KONG), a leading provider of wireless value-added services (WVAS) and an operator of one of the leading wireless internet portals in China, today, announces the appointment of Mr. Qingyuan (Mike) Fang as Vice President of Marketing, effective immediately.

Mr. Fang has over 12 years of experience in marketing and branding. Prior to joining KongZhong, Mr. Fang was a marketing director at Motorola from 2004 to 2006 and a marketing manager at Coca-Cola China from 1999 to 2004. He also held various marketing positions at Nabisco and MARS Incorporated. Mr. Fang received his EMBA from China European International Business School (CEIBS) and Bachelor of Medicine from Shanghai Medical University. He was also a visiting scholar at the University of British Columbia.

Commenting on the appointment, KongZhong's Chairman and CEO, Mr. Yunfan Zhou, said, "We believe that Mike will bring substantial marketing and branding experience to the Company. We are very pleased to have him on board. He will be leading our upcoming marketing campaign for Kong.net wireless internet portal and our efforts in building up KongZhong brand."

About KongZhong:

KongZhong Corporation is a leading provider of wireless value added services
(WVAS) in China and also operates one of China's leading wireless internet portals, Kong.net. The Company delivers wireless value added services to consumers in China through multiple technology platforms including wireless application protocol (WAP), multimedia messaging service (MMS), JAVA, short messaging service (SMS), interactive voice response (IVR), and color ring back tone (CRBT). The Company also operates a wireless internet portal, Kong.net, which enables users to access media and entertainment content directly from their mobile phones.

Investor Contact:
Mr. JP Gan
Chief Financial Officer
Tel.: +86 10 8857 6000
E-mail: ir@kongzhong.com

Media Contact:
Xiaohu Wang
Manager
Tel: +86 10 8857 6000
E-mail: xiaohu@kongzhong.com


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